Exhibit 99.1

Presidio Property Trust Announces Suspension of Series D Preferred Stock Cash Dividends

San Diego, CA – January 28, 2026 – (NASDAQ: SQFT; SQFTP; SQFTW) Presidio Property Trust, Inc. (“Presidio” or the “Company”), an internally managed, diversified real estate investment trust (“REIT”), today announced that its Board of Directors has suspended the Company’s monthly dividend on its 9.375% Series D Cumulative Redeemable Perpetual Preferred Stock (the “Series D Preferred Stock”), commencing with the January 2026 monthly dividend that would have been paid on February 15, 2026. In accordance with the terms of the Series D Preferred Stock, the unpaid monthly dividends will continue to accrue at $0.19531 per share each month unpaid.

Chairman and Chief Executive Officer Jack Heilbron said, “With the current CMBS-backed office mortgage delinquency rates surpassing the high levels of 2008, our portfolio is not in an advantageous position to sell our office buildings and realize our equity. The Company intends to focus on the growth of our Model Home portfolio, while protecting our existing commercial property investments. We are working towards reducing operating expenses and preserving cash. Our Board therefore made the decision to suspend our preferred stock dividend to preserve capital in an ongoing challenging environment.”

The Company estimates that suspension of the dividend will preserve approximately $2.3 million in cash on an annualized basis. The Board and the Company will reassess, on a quarterly basis, when accrued dividends may be paid and when the monthly dividend payments can be reinstated.

About Presidio Property Trust

Presidio is an internally managed real estate investment trust with holdings in model home properties, which are triple net leased to homebuilders, and office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders primarily in the sunbelt. Presidio’s office, industrial, and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. For more information on Presidio, please visit Presidio’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes please refer to the Company’s filings with the SEC, including those under “Risk Factors” therein, copies of which are available on the SEC’s website, www.sec.gov .

Investor Relations Contact:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244